Exhibit 10.39
SCHEDULE A
APA Corporation
Restricted Stock Unit Award Agreement
GRANT NOTICE
Participant Name:    [Name]
Company:    APA Corporation
Notice:    A summary of the terms of your grant of Restricted Stock Units (“RSUs”) is set out in this notice (the “Grant Notice”) but subject always to the terms of the APA Corporation 2016 Omnibus Compensation Plan, as amended (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”). In the event of any inconsistency between the terms of this Grant Notice and the terms of the Plan and the Agreement, the terms of the Plan and the Agreement shall prevail.
You have been awarded a grant of RSUs in accordance with the terms of the Plan and the Agreement.
Details of the RSUs that you are entitled to receive are provided to you in this Grant Notice and maintained on your account at netbenefits.fidelity.com.
Type of Award:    RSUs
Restricted Stock Unit:    A Restricted Stock Unit as defined in the Plan and meaning the right granted to you to receive one share of Stock for each RSU at the end of the specified Vesting Period.
Stock:    The $0.625 par value common stock of the Company or as otherwise defined in the Plan.
Grant:    A Grant related to [NUMBER] Restricted Stock Units.
Grant Date:    [Date]
Conditions:    You may elect, at the time of the grant, to have his or her RSUs deferred into the Deferred Delivery Plan (the “DDP”) when the RSUs vest, in which case you will receive the value of the RSUs at the times specified pursuant to the DDP. For RSUs that are not deferred, once the RSU vests, you shall be paid the value of your RSUs in shares of Stock (net of shares withheld for applicable tax withholdings).
Vesting Period:    RSUs granted shall vest (i.e., restrictions shall lapse) in accordance with the following schedule (the “Vesting Period”), if you remain employed as an Eligible Person as of such vesting date:

Vesting Date	RSUs Vested
First day of the month following the first anniversary of the Grant Date	1/3
Second anniversary of the Grant Date	Additional 1/3
Third anniversary of the Grant Date	Additional 1/3

Notwithstanding the foregoing, if your termination of employment from the Company and the Affiliates occurs by reason of your Retirement, you shall be deemed to continue to be employed as an Eligible Person for purposes of this Grant and shall continue to vest with respect to a specified percentage of RSUs over the Vesting Period, if you meet the Retirement conditions set forth in section 5 of the Agreement.
Upon vesting (other than upon death or Disability), the applicable shares of Stock, subject to required tax withholding, shall be transferred by the Company to you within thirty (30) days of the vesting date, unless you elected to defer such RSUs into the DDP, in which case the RSUs shall be transferred to the DDP on the vesting date and paid out according to the provisions of the DDP.
Vesting is accelerated to 100% upon your death or cessation of employment by reason of Disability while an Eligible Person (or, only in the case of death, while treated as an Eligible Person following Retirement as described above) during the Vesting Period. Upon vesting, the applicable shares of Stock, subject to required tax withholding, shall be transferred by the Company to your designated beneficiary, legal representatives, heirs, or legatees, as applicable, in accordance with the terms of the Plan and this Agreement. You can name a beneficiary on a form approved by the Committee.
Vesting is accelerated to 100% upon your Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control that occurs during the Vesting Period. If you continue to vest following your termination due to Retirement, vesting is accelerated to 100% upon a Change of Control that occurs during the Vesting Period and on or after such termination by reason of Retirement. If you terminate employment by reason of Retirement after a Change of Control, vesting is accelerated to 100% upon your termination of employment by reason of Retirement. Unless expressly otherwise provided in the Agreement with respect to Retirement and Change of Control, the applicable amount of shares of Stock, subject to required tax withholding, shall be transferred by the Company to you within thirty (30) days of the vesting date, unless you elected to defer such RSUs into the DDP, in which case the RSUs shall be transferred to the DDP on the vesting date and paid out according to the provisions of the DDP.
Withholding:    The Company and you will comply with all federal and state laws and regulations respecting the required withholding, deposit, and payment of any income, employment, or other taxes relating to the Grant.
Dividends:    The Company will credit each of your RSUs with Dividend Equivalents. For purposes of this Grant, a Dividend Equivalent is an amount equal to the cash dividend payable per share of Stock multiplied by the number of shares of Stock then underlying such outstanding RSUs. Such amount will be credited to a book entry account on your behalf at the time the Company pays any cash dividend on its Stock. Your rights in any such Dividend Equivalents will vest at the same time as, and only to the extent that, the underlying RSUs vest and will be distributed at the same time in cash (subject to applicable withholdings), and only to the extent, as the related RSUs are to be distributed to you as provided in the Agreement and to which such Dividend Equivalents apply.
Acceptance:    Please complete the on-line grant acceptance as promptly as possible to accept or reject your Grant. You can access this through your account at netbenefits.fidelity.com. By accepting your Grant, you will have agreed to the terms and conditions set forth in the Agreement, including, but not limited to, the non-compete and non-disparagement provisions set forth in sections 5 and 6 of the Agreement, and the terms and conditions of the Plan. If you do not accept your Grant, your RSUs will not vest and you will be unable to receive your RSUs.

APA Corporation
Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award Agreement (the “Agreement”), dated as of the Grant Date set forth in the Grant Notice, is made between APA Corporation (together with its Affiliates, the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.
In this Agreement and the Grant Notice, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan except as herein defined.
Definitions
“409A Change of Control” means a Change of Control that constitutes, with respect to APA Corporation, a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.409A-3(i)(5).
“Disability” or “Disabled” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Participant agrees that a final and binding determination of “Disability” will be made by the Company’s representative under the Company’s group long-term disability plan or any successor thereto or, if there is no such representative and there is a dispute as to the determination of “Disability,” it will be decided in a court of law in Harris County, Texas.
“Fair Market Value” means the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided, however, that if the Committee has not made such determination, such fair market value shall be the per share closing price of the Stock as reported on Nasdaq or on such other exchange or electronic trading system as, on the date in question, reports the largest number of traded shares of stock; provided further, however, that if there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.
“Grant Notice” means the separate notice, attached as Schedule A hereto, given to the Participant specifying the number of RSUs granted to the Participant (the “Grant”).
“Involuntary Termination” means the termination of employment of the Participant by the Company or its successor or an applicable Affiliate for any reason on or after a Change of Control; provided, that the termination does not result from an act of the Participant that (a) constitutes common-law fraud, a felony, or a gross malfeasance of duty and (b) is materially detrimental to the best interests of the Company or its successor; provided that, notwithstanding anything else in this Agreement to the contrary, an Involuntary Termination shall not be deemed to occur solely because a Participant transfers employment from the Company to an Affiliate, from an Affiliate to the Company, or from one Affiliate to another Affiliate.
“Participant” means an Eligible Person designated by the Committee at the Grant Date to receive one or more Grants under the Plan.
“Payout Amount” means the vested portion of the Grant, along with any Dividend Equivalents related thereto as specified in the Grant Notice, expressed as shares of Stock underlying the RSUs and related Dividend Equivalents.
“Plan” means the APA Corporation 2016 Omnibus Compensation Plan, as amended.

“Retirement” means, with respect to a Participant and for purposes of this Agreement, the date the Participant terminates employment with the Company after attaining (i) age 55 and (ii) a certain combination of age and Years of Service set forth in the Matrix in Exhibit A attached hereto.
“Voluntary Termination with Cause” occurs upon a Participant’s separation from service of his or her own volition and one or more of the following conditions occurs without the Participant’s consent on or after a Change of Control:
(a)    There is a material diminution in the Participant’s base compensation, compared to his or her rate of base compensation on the date of the Change of Control.
(b)    There is a material diminution in the Participant’s authority, duties, or responsibilities.
(c)    There is a material diminution in the authority, duties, or responsibilities of the Participant’s supervisor, such as a requirement that the Participant (or his or her supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.
(d)    There is a material diminution in the budget over which the Participant retains authority.
(e)    There is a material change in the geographic location at which the Participant must perform his or her service, including, for example the assignment of the Participant to a regular workplace that is more than 50 miles from his or her regular workplace on the date of the Change of Control.
The Participant must notify the Company of the existence of one or more adverse conditions specified in clauses (a) through (e) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to the Company or its successor, attention: Head of Human Resources. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (including certified), fax, or any similar method. The Company’s Head of Human Resources or his or her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Participant by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.
“Years of Service” means the total number of months from the Participant’s date of hire by the Company to the date of termination of employment, plus any months required to be recognized under an appropriate acquisition agreement, divided by 12.
Terms
1.Grant of RSUs. Subject to the provisions of this Agreement and the provisions of the Plan and Grant Notice, the Company shall grant to the Participant, pursuant to the Plan, the right to receive the number of RSUs set forth in the Participant’s Grant Notice. The Grant shall give the Participant the right, upon vesting, to an equal number of shares of $0.625 par value common stock of the Company (“Stock”) to that of the number of RSUs set forth in the Participant’s Grant Notice. At the time of the Grant, the Participant may elect to defer all or any portion of the RSUs in the Deferred Delivery Plan (the “DDP”).
2.Vesting and Payment of Stock. Subject to the provisions of sections 3 and 4 of this Agreement, the entitlement to receive the number of shares of Stock pursuant to the RSUs comprising the Grant Amount shall vest in accordance with the schedule set forth in the Grant Notice (the “Vesting Period”); provided that the Participant remains employed as an Eligible Person on such applicable vesting dates. Unless the Participant elected to defer the RSU into the DDP, such Stock, subject to applicable withholding, shall be transferred by the Company to the Participant within thirty (30) days of the vesting date (other than upon death or Disability). To the extent that the Participant elected to defer the RSUs into the DDP and sections 3 and 4 do not apply, when the RSUs vest, they shall be transferred to the DDP and paid thereafter to the Participant as specified under the terms of the DDP.

3.Termination of Employment, Retirement, Death, or Disability. Except as set forth below in this section 3 and in section 4 of this Agreement, each Grant shall be subject to the condition that the Participant has remained an Eligible Person from the award of the Grant of RSUs until the applicable vesting date as follows:
(a)If the Participant voluntarily leaves the employment of the Company (other than for reason of Retirement), or if the employment of the Participant is terminated by the Company for any reason or no reason, any RSUs granted to the Participant pursuant to the Grant Notice not previously vested shall thereafter be void and forfeited for all purposes.
(b)If the Participant leaves the employment of the Company by reason of Retirement, the RSUs granted to the Participant pursuant to the Grant Notice not previously vested shall continue to vest following the Participant’s termination of employment by reason of Retirement as if the Participant remained an Eligible Person in the employ of the Company, provided that such Participant shall be entitled to continue vesting only if such Participant satisfies the Retirement conditions set forth in section 5 below (except in the case of death) and only with respect to the specified percentage of such unvested RSUs set forth in Exhibit A for a certain combination of age and Years of Service attained by the Participant as of the Participant’s Retirement under the Matrix set forth in Exhibit A.
(c)A Participant shall become 100% vested in all RSUs under the Grant Notice on the date the Participant dies while employed by the Company regardless of whether Participant has accepted the Grant, or on the date the Participant is no longer employed by the Company by reason of Disability, or, only in the case of death, while continuing to vest pursuant to section 3(b) of this Agreement. Payment shall be made as soon as administratively practicable, but in no event (i) in the case of death, shall the payment occur later than the last day of the calendar year following the calendar year in which such death occurs or (ii) in the case of cessation of employment by reason of Disability, shall the payment occur later than thirty (30) days following the date the Participant is determined to be Disabled and is no longer employed by the Company. If clause (ii) is applicable and the period from the date on which the Participant is determined to be Disabled and is no longer employed by the Company to the date under clause (ii) spans two consecutive calendar years, payment shall be made in the second calendar year of such consecutive calendar years. Such payment shall be made to the Participant’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. Each Participant may designate a beneficiary on a form approved by the Committee.
4.Change of Control.
(a)Pursuant to Section 13.1(c)(iii) and (d) of the Plan, the following provisions of this section 4 of the Agreement shall supersede Sections 13.1(a), (b) and (c) of the Plan. Without any further action by the Committee or the Board, in the event of the Participant’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control during the Vesting Period, the Participant shall become 100% vested in the unvested RSUs granted to the Participant pursuant to the Grant Notice as of the date of such Involuntary Termination or Voluntary Termination with Cause. Subject to section 12(d) of this Agreement, payment shall occur within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause, subject to required tax withholding.
(b)In the event of a Change of Control following the Participant’s termination of employment by reason of Retirement while the Participant is continuing to vest in the RSUs pursuant to section 3(b) of this Agreement, the Participant shall become 100% vested in the unvested RSUs granted to the Participant pursuant to the Grant Notice as of the date of the Change of Control (including those excluded by the specified percentage set forth in Exhibit A). Subject to section 12(d) of this Agreement, the Participant, if the Participant terminates employment on account of Retirement prior to the occurrence of a Change of Control, shall receive payment with respect to 100% of the vested RSUs within thirty (30) days of a 409A Change of Control, or if the Change of Control is not a 409A

Change of Control, on the remaining vesting dates during the Vesting Period in the amounts specified in the Grant Notice, subject to required tax withholding. In the event of a Change of Control prior to the Participant’s termination of employment by reason of Retirement during the Vesting Period, the Participant shall become 100% vested in the unvested RSUs granted to the Participant pursuant to the Grant Notice as of the date the Participant terminates employment by reason of Retirement (including those excluded by the specified percentage set forth in Exhibit A). For the purpose of vesting as set forth in the prior sentence, a Participant’s Involuntary Termination or Voluntary Termination with Cause after a Change of Control shall be deemed a termination by reason of Retirement. Subject to section 12(d) of this Agreement, if the Participant terminates employment by reason of Retirement after a Change of Control, the Participant shall receive payment with respect to 100% of the vested RSUs on the remaining vesting dates during the Vesting Period in the amounts specified in the Grant Notice, subject to required tax withholding.
5.Conditions to Post-Retirement Vesting.
(a)Continued Vesting. If the Participant has attained age 55 and a certain combination of age and Years of Service set forth in the Matrix in Exhibit A attached hereto and terminates employment with the Company and the Affiliates by reason of Retirement, it is agreed by the Company and the Participant that, subject to the provisions of this section 5(a) and section 5(b), such Participant shall continue to vest in the specified percentage of the unvested RSUs set forth in Exhibit A for the combination of age and Years of Service attained by such Participant as of his or her Retirement under the Matrix set forth in Exhibit A following the date of his or her termination by reason of Retirement as if the Participant continued in employment, provided that the Grant Date of the unvested RSUs is prior to such termination date in an amount of time which allows the Participant to provide the written notice as follows and the Participant has provided advance written notice not before three (3) months following the Grant Date and not less than the number of months prior to such termination date as set forth in the schedule below to the Company’s Head of Human Resources or his or her delegate, and to his or her direct manager, regarding the Participant’s intent to terminate employment for reason of Retirement (the period after Retirement and ending on the last day of the Vesting Period being the “Continued Vesting Period”); provided, however, a Participant who is at least age 55 and attained the necessary combination of age and Years of Service under the Matrix set forth in Exhibit A for Retirement need not provide such advance written notice of his or her intent to terminate employment by reason of Retirement if the Company elects to require such Participant to, or (as part of a reduction in force or otherwise in writing in exchange for a written release) offers such Participant the opportunity to, terminate employment with the Company by reason of Retirement.

Age	Advance Written Notice
65 or older	3 months
between (and including) 55 and 64	6 months
(b)Restrictions. In consideration of the benefit provided under paragraph (a) above, it is agreed by the Company and the Participant that, during the Continued Vesting Period, the Participant shall comply with the following restrictions.
(i)No Competitive Business. The Participant shall refrain from becoming employed by, or consulting with, or becoming substantially involved in the business of, any business that competes with the Company or its Affiliate in the business of exploration or production of oil or natural gas wherever from time to time conducted throughout the world (a “Competitive Business”) and Participant shall provide to the Company, upon Company’s request, (x) a written certification, in a form provided by or satisfactory to the Company, as to Participant’s compliance with the forgoing conditions and/or (y) his/her U.S. Individual Income Tax Return for any return filed by the Participant which relates to any time during the Continued Vesting Period to allow the Company to verify that Participant has complied with the foregoing conditions; provided, that the Participant may purchase and hold for investment purposes less than five percent (5%) of the shares of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system, and provided further, that the Participant may provide services solely as a director of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system if, during the Continued Vesting Period, (i) the Participant only attends board and board committee meetings, votes on recommendations of management, and discharges his/her fiduciary obligations under the law and (ii) the Participant is not involved in, and does not advise or consult on, the marketing, government relations, customer relations, or the day-to-day management, supervision, or operations of such Competitive Business.
(ii)Non-Disparagement. The Participant shall refrain from making, or causing or assisting any other person to make, any oral or written communication to any third party about the Company, any Affiliate and/or any of the employees, officers, or directors of the Company or any Affiliate which impugns or attacks, or is otherwise critical of, the reputation, business, or character of such entity or person; or that discloses private or confidential information about their business affairs; or that constitutes an intrusion into their seclusion or private lives; or that gives rise to unreasonable publicity about their private lives; or that places them in a false light before the public; or that constitutes a misappropriation of their name or likeness.
(c)Failure to Comply and Future Awards. Notwithstanding the foregoing provisions of this section 5 of the Agreement, (i) in the event that the Participant fails to satisfy any of the conditions set forth in paragraphs (a) and/or (b) above, the Participant shall not be entitled to vest in any unvested RSUs after the date of Retirement and the unvested RSUs subject to this Agreement shall be forfeited and (ii) the Participant shall not have any right to continue to vest upon Retirement in any future awards granted under the Plan once the Participant provides the notice of Retirement as set forth in paragraph (a) above.
6.Prohibited Activity. In consideration for this Grant and except as permitted under section 5(b)(i) above, the Participant agrees not to engage in any Prohibited Activity while employed by the Company or within three years after the date of the Participant’s termination of employment. A “Prohibited Activity” will be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if any of the following occur.
(a)Disclosure of Confidential Information. The Participant divulges any non-public, confidential, or proprietary information of the Company, but excluding information that (i) becomes generally available to the public other than as a result of the Participant’s public use, disclosure, or fault or (ii) becomes available to the Participant on a non-confidential basis after the Participant’s employment termination date from a source other than the Company prior to the public use or disclosure by the Participant, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by contractual, legal, or fiduciary obligation.
(b)Competitive Business. The Participant, directly or indirectly, consults with or becomes affiliated with, participates or engages in, or becomes employed by any business that is competitive with the Company, wherever from time to time conducted throughout the world, including situations where the Participant solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of the Company.
(c)Disparagement. The Participant engages in publishing any oral or written statements about the Company, and/or any of its directors, officers, or employees that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.
7.Payment and Tax Withholding. Upon receipt of any entitlement to Stock under this Agreement and, if applicable, upon the Participant’s attainment of eligibility to terminate employment by reason of Retirement pursuant to section 3(b), the Participant shall make appropriate arrangements with the Company to provide for the amount of minimum tax and social security withholding, if any, required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Code and applicable state and local income and other tax laws. Upon receipt of entitlement to Stock under this Agreement, each payment of the Payout Amount shall be made in shares of Stock, determined by the Committee, such that the withheld number of shares of Stock shall be sufficient to cover the withholding amount required by this section (including any amount to cover benefit tax charges arising thereon). The payment of a Payout Amount shall be based on the Fair Market Value of the shares of Stock on the applicable date of vesting to which such tax withholding relates. Where appropriate, shares of Stock shall be withheld by the Company to satisfy applicable tax withholding requirements rather than paid directly to the Participant.
8.No Ownership Rights Prior to Issuance of Stock. Neither the Participant nor any other person shall become the beneficial owner of the Stock underlying the Grant, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such Stock, unless and until and after such Stock has been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.
9.Non-Transferability of Grant. A Grant shall not be transferable otherwise than by testamentary will or the laws of descent and distribution, or in accordance with a valid beneficiary designation on a form approved by the Committee, subject to the conditions and exceptions set forth in Section 15.2 of the Plan.
10.No Right to Continued Employment. Neither the RSUs or Stock issued pursuant to a Grant nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time for any reason or no reason. The Participant acknowledges and agrees that any right to receive RSUs or Stock pursuant to a Grant is earned only by continuing as an employee of the Company at the will of the Company, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Grant, or acquiring RSUs or Stock pursuant to the Grant hereunder.
11.The Plan. In consideration for this Grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet and the Fidelity website (netbenefits.fidelity.com). A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at 2000 W. Sam Houston Pkwy S., Suite 200, Houston, Texas 77042, Attention: Corporate Secretary.

12.Compliance with Laws and Regulations.
(a)Applicable Laws, Listing, and Registration. The Grant and any obligation of the Company to deliver RSUs or Stock hereunder shall be subject in all respects to (i) all applicable laws, rules, and regulations and (ii) any registration, qualification, approvals, or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Stock to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Stock upon any national securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Stock to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent, or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.
(b)Rule 144 Compliance. It is intended that the issuance of any Stock received in respect of the Grant shall have been registered under the Securities Act of 1933, as amended (“Securities Act”). If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Stock received except in compliance with Rule 144. Certificates representing Stock issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Stock as the Company deems appropriate to comply with Federal and state securities laws.
(c)Registration Statement Not Effective. If, at any time, a registration statement with respect to the issuance of the Stock is not effective under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Stock, the Participant shall execute, prior to the delivery of any Stock to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Stock acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Stock shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Stock being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Stock, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.
(d)Code Section 409A. This Grant is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the rules and regulations issued thereunder and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary, if the RSUs constitute “deferred compensation” under Section 409A of the Code and any RSUs become payable pursuant to the Participant’s termination of employment, settlement of the RSUs shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Code Section 409A(a)(2)(B)(i) and if required pursuant to Section 409A of the Code. If settlement of the RSU is delayed, the RSUs shall be settled on the first day of the first calendar month following the end of the six-month delay period. If the Participant dies during the six-month delay, the RSUs shall be settled and paid to the Participant’s designated beneficiary, legal representatives, heirs or legatees, as applicable, as soon as practicable after the date of death. Notwithstanding any provision to the contrary herein, payments made with respect to this Grant may only be made in a manner and upon an event permitted by Section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service,” as such term is defined in Section 11.1 of the Plan. Participant shall not have any right to determine a date of payment of any amount under this Agreement. This Agreement may be amended without the consent of the Participant in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. If the Grant and this Agreement is subject to Section 409A of the Code and the rules and regulations issued thereunder, then the vesting date shall be the “designated payment date” or “specified date” under Treasury Regulation 1.409A-3(d).
13.Notices. Unless otherwise provided in this Agreement, all notices by the Participant or the Participant’s assignees shall be addressed to the Administrative Agent, Fidelity, through the Participant’s account at netbenefits.fidelity.com, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.
14.Other Plans. The Participant acknowledges that any income derived from the Grant shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.
15.Terms of Employment. The Plan is a discretionary plan. The Participant hereby acknowledges that neither the Plan nor this Agreement forms part of the Participant’s terms of employment and nothing in the Plan may be construed as imposing on the Company or any Affiliate a contractual obligation to offer participation in the Plan to any employee of the Company or any Affiliate. The Company or any Affiliate is under no obligation to grant further RSUs or Stock to any Participant under the Plan. The Participant hereby acknowledges that if the Participant ceases to be an employee of the Company or any Affiliate for any reason or no reason, the Participant shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate the Participant for the loss of any rights under this Agreement or the Plan.
16.Data Protection. By accepting this Agreement (whether by electronic means or otherwise), the Participant hereby consents to the holding and processing of personal data provided by the Participant to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to:
(a)administering and maintaining Participant records;
(b)providing information to any registrars, brokers, or third-party administrators of the Plan; and
(c)providing information to future purchasers of the Company or the business in which the Participant works.
17.Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.
*****

Exhibit A

Apache Corporation
Retirement Matrix

	Points (Age at Retirement + Years of Service)																				
Age at Retirement	**60**	**61**	**62**	**63**	**64**	**65**	**66**	**67**	**68**	**69**	**70**	**71**	**72**	**73**	**74**	**75**	**76**	**77**	**78**	**79**	**80**
70	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	100%	100%	100%	100%	100%	100%
69	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	100%	100%	100%	100%	100%	100%	100%
68	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	100%	100%	100%	100%	100%	100%	100%	100%
67	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	100%	100%	100%	100%	100%	100%	100%	100%	100%
66	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
65	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
64	0%	0%	0%	0%	0%	0%	0%	0%	0%	50%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	100%
63	0%	0%	0%	0%	0%	0%	0%	0%	50%	50%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	100%
62	0%	0%	0%	0%	0%	0%	0%	50%	50%	50%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	100%
61	0%	0%	0%	0%	0%	0%	50%	50%	50%	50%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	100%
60	0%	0%	0%	0%	0%	50%	50%	50%	50%	50%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	100%
59	0%	0%	0%	0%	0%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	75%	75%	75%	75%	75%	100%
58	0%	0%	0%	0%	0%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	75%	75%	75%	75%	75%	100%
57	0%	0%	0%	0%	0%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	75%	75%	75%	75%	75%	100%
56	0%	0%	0%	0%	0%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	75%	75%	75%	75%	75%	100%
55	0%	0%	0%	0%	0%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	75%	75%	75%	75%	75%	100%

0%
50%
75%
100%